Michael J. Reardon Chairman, President & CEO	750 Washington Boulevard 9th Floor Stamford, CT 06901	Tel 203 975 5018 reardonm@citi.com

September 17, 2010

To All SLC Employees:

I have some significant news to share with you about our business.  Today, The Student Loan Corporation (“SLC”) and Discover Financial Services (“Discover”) have entered into a definitive agreement for Discover to acquire SLC, and thereby become the owner of its private student loan business as well as $4 billion of its private loans.  Separately and immediately prior to the transaction, (i) SLM Corporation (“Sallie Mae”) will acquire from SLC $28 billion of federal student loans and related assets and (ii) Citi will acquire from SLC certain federal and private student loans and other assets totaling $8.7 billion.  As a result, shareholders of SLC will receive $30 per share upon the close of the transactions.

We should be proud that Discover intends to leverage and build upon SLC’s 52 years of experience, proven market leadership, robust distribution, and private loan product expertise to better serve schools, students and families nationwide.  The combination of SLC’s and Discover’s people, products and capabilities will enable the delivery of more robust education finance solutions and provide for greater market penetration.

It is important that I take a moment to recognize each of you.  You have been instrumental in the success of SLC’s business – you have been extremely patient, flexible and collaborative.  You have flawlessly executed on the objectives we have set forth and have been true to our company mission.  By virtue of these transactions, SLC is being recognized for our ability to preserve and grow the value of our franchise.

As part of the agreement with Discover, SLC’s private loan origination business will run in parallel with Discover’s.  As such, Discover has expressed an interest in retaining a significant number of SLC’s employees in order to grow its private loan business.

Over the next several months, all of the companies involved in the transactions will be working closely with us to ensure that there is no disruption of funding or service to our customers.  From now until the transactions closes, it is business as usual.  After the transactions close, SLC employees will become employees of Discover.  Citibank employees who support SLC’s current business will continue to be part of Citibank.  With your help, all of the companies involved expect that any transition will be seamless for our customers.

As with any major business transformation, we understand there is uncertainty.  We commit to sharing information with you as soon as it becomes available.  In closing, I would like to thank you for the dedication that you show every day in serving our customers with distinction and ask for your continued commitment through this transformation.

Sincerely,
Michael J. Reardon

As a reminder, in the event that you receive any inquiries from the media, please refer them to Mark Rodgers at 212.559.1719, rodgersm@citi.com.  Should you receive any other external party contacts, please discuss how these should be handled with your manager prior to responding to this outreach.